EXHIBIT 21.1

Subsidiaries of Rafaella Apparel Group, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Names Under Which Business is Done

Verrazano, Inc.	New York	—

Rafaella Apparel Far East Limited	Hong Kong	—